Exhibit 99.3

INTERNATIONAL RECTIFIER RECEIVES NYSE NOTICE DUE TO DELAY IN FILING OF FORM 10-K

EL SEGUNDO, Calif.—(BUSINESS WIRE)—September 19, 2007—International Rectifier Corporation (NYSE:IRF), today announced that the company received, as expected, a notice from the NYSE indicating that International Rectifier is not in compliance with the NYSE listed company manual Section 802.01E due to a delay in the filing of the company’s annual report on Form 10-K for the fiscal year ended June 30, 2007.

The delay arises from the previously disclosed investigation being conducted by the Audit Committee of the Board of the Directors, and the reconstruction and restatement of financial statements and other matters described in the company’s public filings with the Securities and Exchange Commission.

The company plans to file its Form 10-K for the fiscal year ended June 30, 2007 as promptly as practicable following completion of these matters.

The company’s shares remain listed on the NYSE and the company intends to cooperate with the procedures communicated to the company by the NYSE.

Cautionary Information Regarding Forward-looking Statements

This press release includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, our statement that the company plans to file its Form 10-K for the fiscal year ended June 30, 2007 as promptly as practicable following completion of the company’s previously disclosed investigation being conducted by the Audit Committee of the Board of the Directors, and the reconstruction and restatement of financial statements and other matters described in the company’s public filings with the Securities and Exchange Commission (“SEC”).  There can be no assurance that the company will be able to file the Form 10-K within the time required by the NYSE rule and discretionary extensions, if any. If the company cannot timely file within the time required by the NYSE, then the company’s common stock may become delisted  from the exchange which, among other things, would adversely affect the ability to trade such shares freely, restrict liquidity in the market for such shares and have a material adverse affect on our stock price.  Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected. Factors that could affect the company’s actual results include unanticipated delays in the conclusion of the company’s ongoing investigation and the reconstruction and restatement of the company’s financial statements and the effects of other various risk factors and uncertainties disclosed in the company’s reports filed with the

SEC, including its most recent reports (not including financial information) on Forms 8-K, 10-K and 10-Q. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

About International Rectifier Corporation

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology.  IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Company contacts:

Media

 Graham Robertson

 310.726.8512

Investors

 Portia Switzer

 310.726.8254

Christopher Toth310.252.7731